Exhibit 3.1

Amendment to Amended and Restated Articles of Incorporation

The Amended and Restated Articles of Incorporation of the Corporation, as amended, be amended to add an Article Eighth as follows:

“Eighth. Certificated and Uncertificated Shares. Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates under Section 1528(c) and (d) of the Pennsylvania Business Corporation Law of 1988, as amended (or any successor statute). Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”